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+--------+
| FORM 5 |                        U.S. SECURITIES AND EXCHANGE COMMISSION
+--------+                                Washington, D.C. 20549

[_] Check box if
    no longer subject     ANNUAL STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP
    to Section 16.
    Form 4 or Form 5       Filed pursuant to Section 16(a) of the Securities
    obligations may           Exchange Act of 1934, Section 17(a) of the
    continue. See            Public Utility Holding Company Act of 1935 or
    Instruction 1(b).      Section 30(f) of the Investment Company Act of 1940

[_] Form 3 Holdings Reported

[_] Form 4 Transactions Reported
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1.  Name and Address of Reporting Person

    Fredericks                       Mark                             J
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        (Last)                      (First)                        (Middle)

     c/o Lakeland Bancorp, Inc.
     250 Oak Ridge Road
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                                   (Street)

    Oak Ridge                     New Jersey                          07438
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        (City)                      (State)                           (Zip)


2.  Issuer Name and Ticker or Trading Symbol  Lakeland Bancorp, Inc.
                                             -----------------------------------

3.  IRS or Social Security Number of Reporting Person (Voluntary) ###-##-####
                                                                  --------------

4.  Statement for Month/Year  12/31/00
                             ---------------------------------------------------

5.  If Amendment, Date of Original (Month/Year) Dec-99
                                                --------------------------------

6.  Relationship of Reporting Person to Issuer (Check all applicable)

    [X] Director    [ ] Officer             [ ] 10% Owner    [ ] Other
                        (Title Below)                            (Specify Below)

           1.34%
    ------------------

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
Table 1 -- Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned
------------------------------------------------------------------------------------------------------------------------------------
1. Title of Security         2. Trans-    3. Trans-     4. Securities Acquired (A)   5. Amount of        6. Ownership 7. Nature
   (Instr. 3)                   action       action        or Disposed of (D)           Securities          Form:        of Indirect
                                Date         Code          (Instr. 3, 4,  and 5)        Beneficially        Direct       Beneficial
                                (Month/      (Instr. 8)                                 Owned at the        (D) or       Ownership
   Lakeland Bancorp, Inc.       Day/                                                    End of              Indirect     (Instr. 4)
                                Year)                                                   Issuer's            (I)
                                                                 (A) or                 Fiscal Year         (Instr. 4)
                                                        Amount   (D)        Price       (Instr. 3 and 4)
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
Common                         02/15/00         DRP        134       A      $12.5000                           1           *2
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Common                         05/15/00         DRP        153       A      $11.1190                           1           *2
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Common                         08/15/00         DRP        145       A      $11.7144                           1           *2
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                               11/15/00         S/D        202       A                                         1           *2
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                               11/15/00         DRP        167       A      $10.9258                           1           *2
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                               11/15/00         S/D        941       A                             24179       1           *2
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

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.
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

FORM 5 (Continued)

Table II -- Derivative Securities Acquired, Disposed of, or Beneficially Owned
        (e.g., puts, calls, warrants, options, convertible securities)

M. Fredericks

-----------------------------------------------------------------------------------------------------------------------------
 1. Title of Derivative            2. Conver-          3. Trans-           4. Transac-            5. Number of Deriv-
    Security (Instr. 3)               sion or             action              tion Code              ative Securities
                                      Exercise            Date                (Instr. 8)             Acquired (A) or
                                      Price of            (Month/                                    Disposed (D)
                                      Derivative          Day/                                       (Instr. 3, 4, and 5)
                                      Security            Year)


                                                                                                   ---------------------------
                                                                                                         (A)         (D)

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

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


------------------------------------------------------------------------------------------------------------------------------------
6. Date Exer-          7. Title and Amount of            8. Price         9. Number            10. Ownership      11. Nature
   cisable and            Underlying Securities             of               of Derivative         of Derivative      of Indirect
   Expiration             (Instr. 3 and 4)                  Derivative       Securities            Security:          Beneficial
   Date                                                     Security         Beneficially          Direct             Ownership
   (Month/Day/                                              (Instr. 5)       Owned                 (D) or             (Instr. 4)
   Year)                                                                     at End                Indirect (1)
                                                                             of Year               (Instr. 4)
 --------------------------------------------                                (Instr. 4)
 Date          Expira-              Amount or
 Exer-         tion         Title   Number of
 cisable       Date                 Shares

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

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

Explanation of Responses:
------------------------
*2 - Sole owned by Shelley Fredericks, wife of Mark J. Fredericks

CODES:
DRP - Dividend Reinvestment Plan
S/D - Stock Dividend

        /s/ Mark Fredericks                  1/26/01
       --------------------------------  -----------------
       **Signature of Reporting Person        Date

   ** Intentional misstatements or omissions of facts constitute Federal Criminal Violations. See 18 U.S.C. 1001 and 15 U.S.C. 7811(a).

Note: File three copies of this Form, one of which must be manually signed. If space provided is insufficient, see Instruction 6 for procedure.